Exhibit 99.1

Contact:	Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2009 THIRD QUARTER FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — November 5, 2009 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the third quarter ended September 30, 2009.
“During the third quarter of 2009 we continued to concentrate our efforts on our key corporate objectives, namely securing FDA approval of Silenor and entering into a commercial partnership for Silenor,” said Richard W. Pascoe, Somaxon’s president and chief executive officer. “As we have stated, we expect that the FDA will complete its review and provide an action letter to us relating to the Silenor NDA by December 4, 2009, and we continue to advance our discussions with third parties toward a potential commercial partnership for Silenor.”
“Silenor has the potential to be the first non-scheduled prescription sleep aid approved for the treatment of the most commonly reported nighttime symptoms of insomnia: waking frequently during the night (sleep maintenance) and waking too early and being unable to return to sleep,” continued Pascoe. “Silenor’s differentiated product profile and the potential for a commercial launch in the first half of 2010 underlie our belief in the potential for Silenor to achieve success in the insomnia market, if it is approved by the FDA. Our goal is to enter into a commercial partnership that will maximize this potential commercial success.”
For the third quarter of 2009, net loss applicable to common stockholders was $1.8 million, or $0.08 per share, compared with $10.3 million, or $0.56 per share, for the third quarter of 2008.

As a development stage pharmaceutical company, Somaxon had no revenues during the third quarter of 2009.
Research and development expenses for the third quarter of 2009 were $0.5 million, compared with $4.6 million for the third quarter of 2008. The decrease primarily resulted from a decrease in personnel and related costs, including share-based expense, due to the company’s reduction in headcount which occurred as part of its cost reduction measures. Expenses related to Silenor development work also decreased due to the completion during 2008 of the company’s cardiac study, as well as a decrease in drug development activities as a result of the delay in the FDA approval process for Silenor.
Marketing, general and administrative expenses were $1.3 million for the third quarter of 2009, compared with $5.2 million for the third quarter of 2008. The decrease was due to a reduction in market preparation activities as a result of the delay in the FDA approval process for Silenor, as well a decrease in personnel and related costs, including share-based expense, due to the company’s reduction in headcount which occurred as part of its cost reduction measures.
For the third quarter of 2009, the company recognized $0.6 million of share-based compensation expense. Share-based compensation expense for the third quarter of 2008 was $1.4 million.
At September 30, 2009, Somaxon had cash, cash equivalents and marketable securities totaling $5.4 million and no debt. The company believes, based on its current operating plan, that its cash, cash equivalents and marketable securities as of September 30, 2009 will be sufficient to fund its operations through the expected duration of the FDA’s review of its resubmission of the Silenor NDA and through the second quarter of 2010.
At December 31, 2008, the company had cash, cash equivalents and marketable securities totaling $14.3 million and outstanding debt of $15.0 million. The December 31, 2008 cash, cash equivalents and marketable securities did not include $7.5 million of restricted cash that was required to be maintained at Silicon Valley Bank under the company’s secured loan agreement with Silicon Valley Bank and Oxford Finance Corporation. This restricted cash was released upon the full repayment in March 2009 of the remaining principal balance of $13.7 million under the secured loan facility. An additional $0.6 million of restricted cash was released in the second quarter of 2009 in connection with the termination of the company’s facility lease.

Conference Call Information and Forward-Looking Statements
On Thursday, November 5, 2009, Somaxon will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the third quarter ended September 30, 2009. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (800) 762-8908 (domestic) or (480) 629-9774 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4173742.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and regulatory developments and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
Silenor Regulatory Status/Update
On February 25, 2009, Somaxon received a Complete Response Letter from the FDA for its NDA for Silenor for the treatment of insomnia. Based on its review, the FDA determined that the NDA could not be approved in its then-current form. In the Complete Response Letter, the FDA raised a number of issues relating to the interpretation of the efficacy data contained in the Silenor NDA and indicated that the FDA was open to a discussion of these concerns.
With respect to safety, the FDA noted that there were no adverse events observed that would preclude approval, but asked the company to address the possibility that doxepin may prolong the cardiac QT interval. Somaxon responded by submitting to the FDA the results of its completed clinical trial of doxepin that evaluated the potential for ECG effects. The results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.
Somaxon held a meeting with the FDA on April 6, 2009 to discuss the issues raised in the Complete Response Letter. In the meeting, the FDA stated that to obtain approval of a chronic insomnia treatment, objective and subjective efficacy must be established in adult and elderly patient populations, and efficacy must be shown both at the beginning of treatment and on a persistent basis, defined as at least one month. No additional safety issues were raised in the meeting, and the FDA has not requested that the company conduct additional clinical trials of Silenor.
Based on the feedback it received at the meeting, Somaxon conducted additional analyses of its clinical data focused on the durability of subjective sleep maintenance efficacy in adults with primary insomnia. The company completed these analyses and included the results in a June 4, 2009 resubmission of the NDA to the FDA. The resubmission also included the results of the company’s completed clinical trial of doxepin that evaluated the potential for ECG effects that were previously submitted to the company’s investigational new drug application (IND) for Silenor. The FDA has accepted the resubmission for review and confirmed that the review cycle will be six months, resulting in a new FDA action date of December 4, 2009.
Based on the Complete Response Letter and its meeting with the FDA, Somaxon will no longer pursue approval of a 1 mg dose of Silenor, nor will it seek approval of a statement in the indication section of the label that clinical trials of Silenor have demonstrated improvement in sleep onset.
Somaxon submitted the NDA for Silenor under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA. The NDA included the data from Somaxon’s completed clinical development program for Silenor, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of Silenor for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials.
The NDA submission also included data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of Silenor, which were undertaken based on a request from the FDA. The company continues to plan to submit the results of its standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study in August 2007 and expects data from the study in the first quarter of 2010.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon has submitted a New Drug Application for its product candidate, Silenor® (doxepin), to the U.S. Food and Drug Administration.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential approval of the NDA for Silenor, the potential of Silenor to achieve success in the insomnia market, discussions with potential commercial partners and Somaxon’s cash projections, including the sufficiency of Somaxon’s cash to fund operations through the second quarter of 2010, are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s interpretation of its communications and interactions with the FDA relating to the requirements for approval of the NDA for Silenor, and the FDA’s agreement with such interpretation; Somaxon’s interpretation of the results of its clinical trials for Silenor, the timing of the interpretation of such results and the FDA’s agreement with such interpretation; the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital to meet FDA requirements and otherwise fund its operations, and to meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; Somaxon’s ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Operating expenses
License fees	$—	$153	$(999)	$161
Research and development	506	4,594	3,497	13,619
Marketing, general and administrative	1,339	5,232	9,793	14,045

Net operating expenses	1,845	9,979	12,291	27,825

Loss from operations	(1,845)	(9,979)	(12,291)	(27,825)
Interest and other income	2	216	26	819
Interest and other (expense)	—	(549)	(259)	(768)

Net loss	$(1,843)	$(10,312)	$(12,524)	$(27,774)

Basic and diluted net loss per share	$(0.08)	$(0.56)	$(0.63)	$(1.52)
Shares used to calculate net loss per share	23,122	18,290	19,923	18,277

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$5,429	$14,290
Restricted cash	—	8,100
Other current assets	602	479

Total current assets	6,031	22,869
Property and equipment, net	782	788
Other assets	60	60

Total assets	$6,873	$23,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$932	$1,825
Accrued liabilities	1,864	1,786
Debt	—	15,000

Total current liabilities	2,796	18,611

Total stockholders’ equity (deficit)	4,077	5,106

Total liabilities and stockholders’ equity	$6,873	$23,717